                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

  Filed by the registrant [X]

  Filed by a party other than the registrant [ ]

  Check the appropriate box:

  [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

  [X] Definitive proxy statement

  [ ] Definitive additional materials

  [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                IDEX CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                IDEX CORPORATION
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  [X]  No fee required.
  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
  (2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
  (5) Total fee paid:

-------------------------------------------------------------------------------
  [ ] Fee paid previously with preliminary materials.

-------------------------------------------------------------------------------
  [ ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, the form or schedule and the date of its filing.

  (1) Amount previously paid:

-------------------------------------------------------------------------------
  (2) Form, schedule or registration statement no.:

-------------------------------------------------------------------------------
  (3) Filing party:

-------------------------------------------------------------------------------
  (4) Date filed:

-------------------------------------------------------------------------------

                            [IDEX CORPORATION LOGO]

                                                                   March 4, 2002

DEAR SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders of IDEX Corporation which will be held on Tuesday, March 26, 2002, at 10:00 a.m. Central Time, at Bank of America, LaSalle Room, 21st Floor, 231 South LaSalle Street, Chicago, Illinois.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the Company's 2001 Annual Report. We encourage you to read the Annual Report. It includes information on the Company's operations, markets, products and services, as well as the Company's audited financial statements.

     Whether or not you attend the Annual Meeting it is important that your shares be represented and voted. Therefore, we urge you to sign, date, and promptly return the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will of course be able to vote in person, even if you have previously submitted your proxy card.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Dennis K. Williams

                                          Dennis K. Williams
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                                IDEX CORPORATION
                       ---------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 26, 2002
                       ---------------------------------

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of IDEX Corporation (the "Company") will be held on Tuesday, March 26, 2002, at 10:00 a.m. Central Time, at Bank of America, LaSalle Room, 21st Floor, 231 South LaSalle Street, Chicago, Illinois, for the following purposes:

     1. To elect two directors for a term of three years.

     2. To vote on the recommendation of the Board of Directors that Deloitte & Touche LLP be appointed auditors of the Company for 2002.

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors fixed the close of business on February 21, 2002, as the record date for the determination of shareholders owning the Company's Common Stock entitled to notice of and to vote at the Annual Meeting.

                                                   By Order of the Board of
                                                   Directors

                                                   /s/ Frank J. Notaro
                                                   FRANK J. NOTARO
                                                   Vice President-General
                                                   Counsel
                                                   and Secretary

March 4, 2002
Northbrook, Illinois

                      ------------------------------------

                                PROXY STATEMENT



                      ------------------------------------

     The Company has prepared this Proxy Statement in connection with the solicitation by the Company's Board of Directors of proxies for the Annual Meeting of Shareholders of IDEX Corporation to be held on Tuesday, March 26, 2002, at 10:00 a.m. Central Time, in the LaSalle Room of Bank of America, 231 South LaSalle Street, Chicago, Illinois. The Company commenced distribution of this Proxy Statement and the materials which accompany it on March 4, 2002.

     The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and facsimile transmission. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms and others for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has engaged Morrow & Co. to assist in proxy solicitation and collection, and has agreed to pay such firm $4,500, plus out-of-pocket costs and expenses.

                             VOTING AT THE MEETING

     The record of shareholders entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on February 21, 2002, and each shareholder will be entitled to vote at the meeting any shares of IDEX Common Stock held of record at that date. An aggregate of 30,824,699 shares of the Company's Common Stock was outstanding at the close of business on February 21, 2002. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. No other securities are entitled to be voted at the Annual Meeting.

     A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of Common Stock of the Company present in person or represented by proxy will constitute a quorum. The Company will appoint election inspectors for the meeting to determine whether or not a quorum is present, and to tabulate votes cast by proxy or in person at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. The election inspectors will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. The election of directors requires a plurality vote, and the approval of the appointment of Deloitte & Touche LLP as auditors of the Company for 2002 requires a majority vote, of the shares of Common Stock of the Company present in person or represented by proxy at the meeting. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Abstentions will be treated as shares voted against approval of the appointment of Deloitte & Touche LLP as auditors of the Company for 2002. Broker non-votes with respect to a particular proposal will have no effect on such proposal because they are not considered as present and entitled to vote with respect to that matter.

     The Company requests that you mark the accompanying proxy card to indicate your votes, sign and date it, and return it to the Company in the enclosed envelope. If your completed proxy card is received prior to or at the meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR the election of each of the Company's nominees as directors, FOR the appointment of Deloitte & Touche LLP as auditors of the Company for 2002, and in the discretion of the proxy holders as to any other business which may properly come before the meeting. Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing at the meeting. The Company requests that all such written notices of revocation to the Company be addressed to Frank J. Notaro, Vice President-General Counsel and Secretary, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, IL 60062.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, provides for a three-class Board, with one class being elected each year for a term of three years. In 2001 and early 2002, vacancies were filled by the Board of Directors by the appointment of Bradley J. Bell effective June 11, 2001, and Gregory B. Kenny effective February 1, 2002. As such, the Board of Directors currently consists of ten members, four of whom are Class I directors whose terms will expire at this year's Annual Meeting, three of whom are Class II directors whose terms will expire at the Annual Meeting to be held in 2003, and three of whom are Class III directors whose terms will expire at the Annual Meeting to be held in 2004. Mr. Kravis has informed the Company that he does not plan to stand for re-election, and Mr. Heath will retire consistent with the Company's mandatory retirement policy for members of the Board, and so they will cease to be members of the Board on the date of the Annual Meeting at the end of their current term. Additionally, Mr. Roberts has informed the Company that he will resign from the Board on the date of the Annual Meeting. As a result of such departures, the Board of Directors will be reduced to and consist of seven
(7) members.

     The Company's Board of Directors has nominated two persons for election as Class I directors to serve for a three-year term expiring at the Annual Meeting to be held in 2005 or upon the election and qualification of their successors. The two nominees of the Board of Directors are Bradley J. Bell and Gregory B. Kenny, each of whom is currently serving as a director of the Company. The nominees and the directors serving in Class II and Class III whose terms expire in future years and who will continue to serve after the Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including directorships in other public companies.

     If for any reason any of the nominees for a Class I directorship is unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects all of the nominees to be available.

             THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                 THE TWO NOMINEES IN CLASS I IDENTIFIED BELOW.

                           NOMINEES FOR DIRECTORSHIPS

CLASS I: NOMINEES FOR THREE-YEAR TERM

BRADLEY J. BELL                                              Director since 2001
Senior Vice President and CFO                                             Age 49
Rohm and Haas Company

     Mr. Bell has been a director of the Company since June 11, 2001. Mr. Bell has been Senior Vice President and CFO of Rohm and Haas Company since April 1997. From prior to 1997 until April 1997, Mr. Bell served as Vice President and Treasurer of Whirlpool Corporation.

GREGORY B. KENNY                                             Director since 2002
President and Chief Executive Officer                                     Age 49
General Cable Corporation

     Mr. Kenny has been a director of the Company since February 1, 2002. Mr. Kenny has been President and Chief Executive Officer of General Cable Corporation since August 2001. From 1999 until August 2001, Mr. Kenny served as President and Chief Operating Officer of General Cable Corporation, and from 1997 until 1999, Mr. Kenny served as Executive Vice President and Chief Operating Officer of General Cable Corporation. Mr. Kenny is a director of General Cable Corporation.

                           OTHER INCUMBENT DIRECTORS

CLASS II: THREE-YEAR TERM EXPIRES IN 2003

WILLIAM H. LUERS                                             Director since 1989
Chairman, President and Chief Executive Officer                           Age 72
United Nations Association

     Mr. Luers has been a director of the Company since June 2, 1989. Since February 1, 1999, Mr. Luers has been Chairman, President and Chief Executive Officer of the United Nations Association of the United States of America. From prior to 1997 until January 31, 1999, Mr. Luers was President of The Metropolitan Museum of Art in New York, New York. Mr. Luers is a director of AOL Latin America and Wickes, Inc. Mr. Luers is the Chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors.

MICHAEL T. TOKARZ                                            Director since 1987
Member                                                                    Age 52
The Tokarz Group L.L.C.

     Mr. Tokarz has been a director of the Company since its organization in September 1987. He has been a member of The Tokarz Group L.L.C. since February 1, 2002. From prior to 1997 until January 31, 2002, Mr. Tokarz was a member of Kohlberg Kravis Roberts & Co., L.L.C., a limited liability company which acts as the general partner of Kohlberg Kravis Roberts & Co., L.P., and a general partner of KKR Associates, L.P. Mr. Tokarz is a director of Evenflo Company, Inc., Kamaz A.O., Spalding Holdings Corporation and Walter Industries, Inc. Mr. Tokarz is a member of the Executive Committee of the Board of Directors.

CLASS III: THREE-YEAR TERM EXPIRES IN 2004

PAUL E. RAETHER                                              Director since 1988
Member                                                                    Age 55
Kohlberg Kravis Roberts & Co., L.L.C.

     Mr. Raether has been a director of the Company since January 22, 1988. Since prior to 1997, he has been a member of Kohlberg Kravis Roberts & Co., L.L.C., a limited liability company which acts as the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Raether has been a general partner of KKR Associates, L.P. since prior to 1997. Mr. Raether is a director of KSL Recreation Corporation and Shoppers Drug Mart Corporation.

NEIL A. SPRINGER                                             Director since 1990
Managing Director                                                         Age 63
Springer & Associates, L.L.C.

     Mr. Springer has been a director of the Company since February 27, 1990. He has been Managing Director of Springer & Associates, L.L.C. since prior to 1997. Mr. Springer is a director of CUNA Mutual Insurance Group, U.S. Freightways Corporation and Walter Industries, Inc. Mr. Springer is the Chairman of the Audit Committee and a member of the Compensation Committee and Executive Committee of the Board of Directors.

DENNIS K. WILLIAMS                                           Director since 2000
Chairman of the Board,                                                    Age 56
President and Chief Executive Officer
IDEX Corporation

     Mr. Williams was appointed Chairman of the Board, President and Chief Executive Officer and a director of the Company by the Board of Directors on May 1, 2000. From April 1998 to April 2000, he served as President and Chief Executive Officer of GE Power Systems Industrial Products. From January 1996 until May 1999, Mr. Williams was President and Chief Executive Officer of GE's Nuovo Pignone business. Mr. Williams is Chairman of the Executive Committee and a member of the Pension and Retirement Committee of the Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has the ultimate authority for the management of the Company's business. The Board selects the Company's executive officers, delegates responsibilities for the conduct of the Company's operations to those officers, and monitors their performance. During 2001, the Board of Directors held seven meetings.

     Important functions of the Board of Directors are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company's By-Laws, the Board as a whole appoints the members of each committee each year at its first meeting following the annual shareholders' meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee. There are four regularly constituted committees of the Board of Directors: the

Executive Committee, the Audit Committee, the Compensation Committee and the Pension and Retirement Committee. The Company does not have a nominating committee or any regularly constituted committee performing the functions of such a committee.

     The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the Company between meetings of the Board of Directors, except that the Executive Committee may not fill vacancies on the Board, amend the Company's By-Laws or exercise certain other powers reserved to the Board or delegated to other Board committees. During 2001, the Executive Committee held two meetings.

     The Audit Committee recommends to the Board of Directors the firm of independent public accountants to audit the Company's financial statements each fiscal year, reviews with the independent auditors the general scope of this service, reviews the nature and extent of the non-audit services to be performed by the independent auditors, and consults with management on the activities of the Company's independent auditors and the Company's system of internal control. During 2001, the Audit Committee held two meetings.

     The Compensation Committee makes recommendations to the Board of Directors with respect to the compensation to be paid and benefits to be provided to directors, officers and employees of the Company. During 2001, the Compensation Committee held five meetings.

     The Pension and Retirement Committee makes recommendations to the Board of Directors with respect to the adoption or amendment of the Company's pension and retirement plans and reports to the Board with respect to the operation of such plans. During 2001, the Pension and Retirement Committee held four meetings.

     During 2001, each member of the Board of Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of committees of the Board of which he was a member, except for Mr. Kravis and Mr. Roberts.

CERTAIN INTERESTS

     In 2001, the Company made a $180,000 loan to Mr. Williams to pay withholding taxes on the 2001 vesting of his restricted stock award. This loan is interest free. As of March 1, 2002, $176,440.62 remained outstanding under this loan.

COMPENSATION OF DIRECTORS

     Non-management directors of the Company receive an annual fee for their services of $30,000. Under the Amended and Restated IDEX Corporation Directors Deferred Compensation Plan, directors are permitted to defer their compensation into an interest-bearing account or into a deferred compensation units account as of the date that such compensation would otherwise be payable. The deferred compensation credited to the interest-bearing account is adjusted on a quarterly basis with hypothetical earnings for the quarter equal to rates on U.S. government securities with 10-year maturities as of December 1 of the calendar year preceding the year for which the earnings were credited, plus 200 basis points. Amounts credited to the interest-bearing account are compounded at least annually. The deferred compensation credited to the deferred compensation units account is converted into a number of Common Stock-equivalent units ("Deferred Compensation Units") by dividing the deferred compensation by the fair market value of the Company's Common Stock on the deferral date. In addition, the value of the dividends payable on shares of Common Stock are credited to the deferred compensation units account and converted into Deferred Compensation Units based on the number of Deferred Compensation Units on the dividend record date, and the fair market value of Common Stock on the dividend payment date.

     Outside directors receive non-qualified stock options pursuant to the Amended and Restated IDEX Corporation Stock Option Plan for Outside Directors. Outside directors are those individuals who are not (i) full-time employees of the Company or its subsidiaries or (ii) partners or full-time employees of either Kohlberg Kravis Roberts & Co., L.L.C. or KKR Associates, L.P. Under the plan, nonqualified stock options may be granted to outside directors to purchase in the aggregate up to 337,500 shares of Common Stock. If any option expires or is cancelled without having been fully exercised, the shares covered thereby may be subject to the grant of new options. For so long as the plan remains effective, except for each person who immediately prior to becoming an outside director, was either (i) a full-time employee of the Company or any of its subsidiaries or (ii) a partner or full-time employee of either Kohlberg Kravis Roberts & Co, L.L.C. or KKR Associates, L.P., any person who becomes an outside director after April 19, 2000 will receive an option to purchase 6,750 shares of Common Stock. On the first regularly scheduled meeting of the Board of Directors held in January of each year, each outside director will receive an option to purchase 4,500 shares of Common Stock. The exercise price is specified in each option, and is equal to the fair market value of a share of Common Stock on the date the option is granted, as determined under the plan. Prior to the amendment of the plan in January 2000, the fair market value was based on the average closing price per share of Common Stock on the New York Stock Exchange during the 30-day period immediately preceding the date the option was granted. Under the current terms of the plan, the fair market value is based on the closing price per share of the Common Stock on the trading day preceding the date the option is granted. In the year ended December 31, 2001, each of Messrs. Heath, Luers and Springer received an option to purchase 4,500 shares of Common Stock at an exercise price of $31.56, and Mr. Bell received an option to purchase 6,750 shares of Common Stock at an exercise price of $33.13. On January 29, 2002, each of Messrs. Bell, Heath, Luers and Springer received an option to purchase 4,500 shares of Common Stock at an exercise price of $34.10. On February 1, 2002, Mr. Kenny received an option to purchase 6,750 shares of Common Stock at an exercise price of $34.00. Upon exercise of any option, the purchase price of Common Stock may be paid either in cash, in shares of Common Stock having an aggregate fair market value on the date of exercise equal to the exercise price, or by delivery of an irrevocable commitment to use the proceeds from the sale of stock acquired from exercise of the option.

                               SECURITY OWNERSHIP

     The following table furnishes information, as of December 31, 2001, with respect to the shares of Common Stock beneficially owned by (i) each director and nominee for director, (ii) each officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. An * indicates ownership of less than one percent of the outstanding Common Stock.

                                                NUMBER OF
                                                  SHARES
NAME AND ADDRESS OF                            BENEFICIALLY
BENEFICIAL OWNER                                  OWNED       PERCENT OF CLASS
-------------------                            ------------   ----------------
Directors and Nominees
(Other than Executive Officers):
  Richard E. Heath(1)(2).....................      44,853              *
  William H. Luers(2)........................      27,450              *
  Neil A. Springer(2)........................      31,500              *
  Michael T. Tokarz(3).......................      45,000              *
  Bradley J. Bell............................       2,000              *
Executive Officers:
  Dennis K. Williams(4)......................     117,285              *
  Wayne P. Sayatovic(5)......................     376,575            1.2
  David T. Windmuller(6).....................      46,862              *
  John L. McMurray(6)........................      32,746              *
  Rodney L. Usher(6).........................      63,114              *
Directors, Nominees and All..................   1,132,600            3.6
Executive Officers as a Group
  (19 persons excluding shares
  owned by KKR Associates)(3)(7)
Other Principal Beneficial Owners:
  KKR Associates, L.P.(3)....................   8,753,592           27.9
  9 West 57th Street
  New York, NY 10018
     Henry R. Kravis
     Paul E. Raether
     George R. Robert
     Michael T. Tokarz
  Ariel Capital Management, Inc.(8)..........   4,469,430           14.2
  307 North Michigan Avenue, Suite 500
  Chicago, IL 60601
  Mario J. Gabelli(9)........................   3,012,832            9.6
     GAMCO Investors, Inc.
     Gabelli & Company, Inc.
     One Corporate Center
     Rye, NY 10580
  Neuberger Berman, Inc.(10).................   1,614,779            5.1
  Neuberger Berman, LLC
  605 Third Avenue
  New York, NY 10158

---------------

 (1) Includes 4,275 shares which are owned by various family trusts as to which Mr. Heath is a co-trustee of each trust and 4,578 shares which are owned by Mr. Heath's wife.

 (2) Includes 36,000, 27,000 and 31,500 shares under option which are eligible for exercise under the Amended and Restated IDEX Corporation Stock Option Plan for Outside Directors for Messrs. Heath, Luers and Springer, respectively.

 (3) Shares of Common Stock shown as owned by KKR Associates, L.P. are owned of record by two partnerships, KKR Associates, L.P. and IDEX Associates, L.P. IDEX Associates, L.P. is a limited partnership of which KKR Associates, L.P. is the sole general partner and possesses sole voting and investment power. KKR Associates, L.P. is a limited partnership of which as of December 31, 2001, Messrs. Kravis, Roberts, Raether and Tokarz (each of whom is a director of the Company) and Messrs. Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Michael W. Michelson and Scott M. Stuart were general partners. Such persons may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates, L.P. All of the foregoing persons disclaim beneficial ownership of any shares of the Company listed above as beneficially owned by KKR Associates, L.P.

 (4) Includes 70,000 shares which are eligible for exercise under the Stock Plan for Officers.

 (5) Includes 45,000 shares which are owned directly by Mr. Sayatovic's wife, 6,750 shares which are owned by Mrs. Sayatovic as custodian for her children, and 142,500 shares which are eligible for exercise under the Stock Plan for Officers.

 (6) Includes 45,060, 32,055 and 46,200 shares which are eligible for exercise under the Stock Plan for Non-Officer Key Employees and the Stock Plan for Officers, for Messrs. Windmuller, McMurray and Usher, respectively.

 (7) Includes 94,500 shares under option which are eligible for exercise under the Amended and Restated IDEX Corporation Stock Option Plan for Outside Directors, 448,230 shares under option which are eligible for exercise under the Stock Plan for Officers, and 92,235 shares under option which are eligible for exercise under the Stock Plan for Non-Officer Key Employees.

 (8) Based on information in Schedule 13G filed by Ariel Capital Management, Inc. with respect to Common Stock owned by Ariel Capital Management, Inc. and certain other entities which Ariel Capital Management, Inc. directly or indirectly controls or for which Ariel Capital Management, Inc. is an investment advisor on a discretionary basis. The Company has not attempted to verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

 (9) Based on information in Schedule 13D, as amended, filed by Mario J. Gabelli, GAMCO Investors, Inc. ("GAMCO") and Gabelli Funds, LLC ("Gabelli Funds"), with respect to Common Stock owned by GAMCO, Gabelli Funds and certain other entities which Mr. Gabelli directly or indirectly controls and for which he acts as chief investment officer. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13D, as amended.

 (10) Based on information in Schedule 13G filed by Neuberger Berman, Inc. and Neuberger Berman, LLC with respect to Common Stock beneficially owned by Neuberger Berman, LLC, Neuberger Berman Management, Inc. and certain other entities which Neuberger Berman, Inc. directly or indirectly controls or for which Neuberger Berman, Inc. is an investment advisor. The Company has not attempted to verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The total compensation paid to the Company's Chief Executive Officer and the Company's four highest compensated executive officers other than the Chief Executive Officer for services rendered to the Company in 2001, 2000 and 1999 is summarized as follows:

                                                                               LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION(1)       -----------------------------------
                                        ------------------------------                  SHARES
                                                               OTHER     RESTRICTED   UNDERLYING   LONG-TERM
                                                               ANNUAL      STOCK       OPTIONS     INCENTIVE      ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS     COMP.(2)     AWARDS      GRANTED      PAYOUTS    COMPENSATION(3)
---------------------------      ----   --------   --------   --------   ----------   ----------   ---------   ---------------
Dennis K. Williams.............  2001   $685,000   $387,600       0               0      85,000        0           $5,461
  Chairman of the Board,
    President..................  2000    433,333    476,600       0      $9,493,750     350,000        0                0
  and Chief Executive Officer
Wayne P. Sayatovic.............  2001    243,000     64,800       0               0      24,000        0            3,830
  Senior Vice
    President -- Finance.......  2000    231,500    165,600       0               0      24,000        0            3,830
  and Chief Financial
    Officer....................  1999    220,000    128,700       0               0      24,000        0            3,640
David T. Windmuller............  2001    229,000     65,300       0               0      18,000        0            3,830
  Vice President -- Group......  2000    219,000    156,600       0               0      18,000        0            3,830
  Executive....................  1999    210,000    117,200       0               0      18,000        0            3,640
John L. McMurray...............  2001    214,000     62,600       0               0      17,000        0            3,830
  Vice
    President -- Operational...  2000    194,000    133,500       0               0      15,000        0            3,830
  Excellence...................  1999    180,000    114,900       0               0      15,000        0            3,640
Rodney L. Usher................  2001    227,000     53,800       0               0      20,000        0            3,830
  Vice President -- Group......  2000    208,000    118,500       0               0      15,000        0            3,830
  Executive....................  1999    195,000    102,800       0               0      15,000        0            3,640

---------------

(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) The value of perquisites provided to these individuals did not exceed the lesser of $50,000 or 10% of base salary plus bonus.

(3) For Mr. Williams in 2001, amount represents $1,631 in imputed interest on a $180,000 loan made by the Company to pay withholding taxes on the 2001 vesting of his restricted stock award, and $3,830 of Company matching contributions to his Savings Plan individual account. In all other cases, amount represents Company matching contributions to Savings Plan individual accounts.

OPTION GRANTS IN 2001

     The following tables set forth certain information with respect to options granted in 2001 to the Company's Chief Executive Officer and the Company's four highest compensated officers other than the Chief Executive Officer.

                                                             INDIVIDUAL GRANTS
                                            ---------------------------------------------------    POTENTIAL REALIZABLE
                                            NUMBER OF      % OF TOTAL                                VALUE AT ASSUMED
                                              SHARES        OPTIONS                                RATES OF STOCK PRICE
                                            UNDERLYING      GRANTED                               APPRECIATION FOR OPTION
                                             OPTIONS      TO EMPLOYEES    EXERCISE   EXPIRATION   -----------------------
NAME                                         GRANTED     IN FISCAL YEAR    PRICE        DATE          5%          10%
----                                        ----------   --------------   --------   ----------       --          ---
Dennis K. Williams........................    85,000          10.9         $28.45     03/27/11    $1,522,880   $3,860,319
Wayne P. Sayatovic........................    24,000           3.1          28.45     03/27/11       429,990    1,089,972
David T. Windmuller.......................    18,000           2.3          28.45     03/27/11       322,492      817,479
John L. McMurray..........................    17,000           2.2          28.45     03/27/11       304,576      772,064
Rodney L. Usher...........................    20,000           2.6          28.45     03/27/11       358,325      908,310

OPTION EXERCISES AND YEAR-END VALUES

                                                                        NUMBER OF
                                                                         SHARES                 VALUE OF UNEXERCISED,
                                       NUMBER OF                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                        SHARES                 OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                                      ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                                   EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                  -----------   --------   -----------   -------------   -----------   -------------
Dennis K. Williams..................         0      $      0      70,000        365,000      $  516,250     $2,579,250
Wayne P. Sayatovic..................         0             0     142,500         72,000       1,923,389        456,000
David T. Windmuller.................     7,200       141,249      45,060         52,440         389,206        326,400
John L. McMurray....................     5,850       123,500      32,055         44,120         278,822        287,500
Rodney L. Usher.....................    10,800       222,599      46,200         50,000         400,660        310,810

---------------

(1) Calculated using closing stock price on December 31, 2001 of $34.50.

PENSION AND RETIREMENT PLANS

     Certain employees of the Company, including the executive officers and certain hourly employees, are covered under the IDEX Corporation Retirement Plan (the "Retirement Plan"). The Company and the other sponsoring subsidiaries are required to make an annual contribution to the Retirement Plan in such amounts as are actuarially required to fund the benefits of the participants. The Retirement Plan is an ongoing "career average" plan that provides a level of benefit based on a participant's compensation for a year, historically with periodic updates to average compensation over a fixed five-year period. Under the Retirement Plan, participants are entitled to receive an annual benefit on retirement equal to the sum of the benefit earned through 1995 using the five-year average compensation of a participant through 1995, plus the benefit earned under the current formula for each year of employment after 1995. For each year of participation through 1995, a participant earns a benefit equal to 1.25% of the first $16,800 of such average compensation through 1995, and 1.65% of such compensation in excess of $16,800. Beginning January 1, 1996, the benefit earned equals the sum of 1.6% of the first $16,800 of each year's total compensation, and 2.0% for such compensation in excess of $16,800 for each full year of service credited after 1995. As required by law, compensation counted for purposes of determining this benefit is limited. For all participants in the Retirement Plan, the normal form of retirement benefit is payable in the form of a life annuity with five years of payments guaranteed. Other optional forms of payment are available.

     As of December 31, 2001, the total accrued monthly benefit under the Retirement Plan for Messrs. Williams, Sayatovic, Windmuller, McMurray and Usher was $555, $4,493, $3,502, $2,305 and $4,559, respectively. Assuming projected earnings in 2002 of $1,097,600, $316,300, $303,300, $287,100 and $289,800 for
Messrs. Williams, Sayatovic, Windmuller, McMurray and Usher respectively, and that such earnings remain level until each person reaches age 65, the projected monthly benefit for Messrs. Williams, Sayatovic, Windmuller, McMurray and Usher under the Retirement Plan would be $3,102, $7,039, $9,289, $6,193 and $6,966, respectively, upon retirement at age 65.

     Pursuant to the Company's Supplemental Executive Retirement Plan (the "SERP"), employees of the Company are entitled to retirement benefits to compensate for any reduction in benefits under the Retirement Plan arising from the maximum benefit limitations under Sections 401 and 415 of the Internal Revenue Code of 1986, as amended (the "Code"). Based on the above assumptions, the projected monthly benefit at age 65 for Messrs. Williams, Sayatovic, Windmuller, McMurray and Usher under the SERP would be $20,512, $9,477, $6,375, $3,883 and $4,689, respectively.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Mr. Williams. The employment agreement provides for an initial term of five years and successive twelve-month periods thereafter. Mr. Williams' annual base salary for 2002 is $710,000, subject to annual review and adjustment. In addition to his annual base salary, Mr. Williams is eligible to receive an annual cash bonus. Annual bonuses are paid to

Mr. Williams under the Executive Incentive Bonus Plan. If Mr. Williams' employment is terminated by the Company other than for cause, he will receive continuing salary payments and fringe benefits for 24 months plus a bonus payment equal to the sum of 240% of his base salary and a pro-rated portion of 120% of his base salary (based on the portion of the year he was employed). If Mr. Williams' employment is terminated because of disability, he will receive continuing salary payments and fringe benefits for a period of 18 months plus a bonus payment equal to the sum of 180% of his base salary and a pro-rated portion of 120% of his base salary (based on the portion of the year he was employed). If Mr. Williams dies before the continuing payments described above are complete, such payments will continue to Mr. Williams' wife if she survives him or, if she does not survive him, to his estate. Additionally, if Mr. Williams should die during the term of the agreement, Mr. Williams' wife or estate will receive continuing salary payments and fringe benefits for a period of 18 months plus a bonus payment equal to the sum of 180% of his base salary and a pro-rated portion of 120% of his base salary (based on the portion of the year he was employed). In connection with Mr. Williams' employment agreement, the Company awarded Mr. Williams 350,000 shares of restricted IDEX Common Stock. Seventy thousand shares of the restricted stock vested on April 30, 2001, and an additional 70,000 shares vest on each of the four subsequent anniversaries of such date if Mr. Williams remains as Chairman of the Board, President and Chief Executive Officer of the Company. All shares of the restricted stock would vest in the event Mr. Williams is terminated by the Company other than for cause or if Mr. Williams terminates his employment because the Company has taken certain actions with respect to his employment. The agreement provides for payment of the 20% golden parachute excise tax, increased for taxes due on the payment, in the event that the Internal Revenue Service determines any such taxes to be payable due to a change in control.

     The Company has entered into an employment agreement with Mr. Sayatovic. The agreement provides for an initial term of three years and successive 12-month periods thereafter. Mr. Sayatovic's annual base salary for 2002 is $251,500, subject to annual review and adjustment. If Mr. Sayatovic's employment is terminated by the Company, he will be entitled to receive continuing salary payments and fringe benefits for 24 months. If Mr. Sayatovic dies before payments are complete, such payments will continue to Mr. Sayatovic's wife if she survives him or, if she does not survive him, to his estate. Mr. Sayatovic will receive a bonus of not less than his target amount for the entire year in the event he becomes disabled or dies, or if his employment is terminated by the Company. The agreement provides for reimbursement of all medical, hospitalization, dental and similar benefits and expenses for Mr. Sayatovic, his wife and dependents during the term of his employment with the Company and for the longer of his life or his wife's life. Reimbursements for medical expenses for Mr. Sayatovic will be reduced until he attains age 59 to the extent reimbursement is available from other programs sponsored by subsequent employers. The agreement provides for payment of the 20% golden parachute excise tax, increased for taxes due on the payment, in the event that the Internal Revenue Service determines any such taxes to be payable due to a change in control. The agreement also provides for the payment of pension benefits equal to the amount Mr. Sayatovic is entitled to receive under the SERP as currently in effect, to the extent not paid by the SERP.

     The Company has entered into agreements with each of Messrs. Sayatovic, Windmuller, McMurray and Usher providing for two years' compensation and fringe benefits in the event they are actually or constructively terminated without cause prior to April 30, 2002. Additionally, the Company has entered into agreements with each of Messrs. Williams, Sayatovic, Windmuller, McMurray and Usher providing for three years' compensation and fringe benefits in the event they are actually or constructively terminated without cause within two years following a change of control.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of the Company reviews and approves base salary, annual management incentive compensation, and long-term incentive awards for all corporate officers and certain other key executives, with the objective of attracting and retaining individuals of the necessary quality and stature to operate the business. The Committee considers individual contributions, performance against strategic goals and directions, and industry-wide pay practices in determining the levels of base compensation for key executives.

     Annual management incentive compensation is paid to corporate officers other than Mr. Williams and certain other key executives under the Management Incentive Compensation Plan. The Management Incentive Compensation Plan provides for payment of annual bonuses based upon performance of the business units of the Company and individual performance of the employee. Individual target bonus percentages are based on base salaries and levels of responsibility. Actual awards are set as a percentage of target based on meeting quantitative performance criteria set each year in connection with the annual planning process, and adjusted by an individual personal performance multiplier. Actual payouts under the plan to corporate officers since the Company was formed in 1988 have ranged from 41% of target to 170% of target. The Committee believes that this plan is properly leveraged relative to performance of the Company and its business units.

     Long-term incentive awards are granted to corporate officers and certain other key employees under the Company's 2001 Stock Plan for Officers and Amended and Restated 1996 Stock Plan for Non-Officer Key Employees. The awards take the form of stock options which are tied directly to the market value of the Company's Common Stock.

     The Committee believes that both the annual bonus plan and the long-term incentive plan align the interests of management with the shareholders and focus the attention of management on the long-term success of the Company. A significant portion of the executives' compensation is at risk, based on the financial performance of the Company and the value of the Company's stock in the marketplace.

     The Committee sets compensation of the Company's Chief Executive Officer annually based on Company performance, his performance, and prevailing market conditions, and it is then approved by the Board of Directors. Dennis K. Williams has a personal stake in the Company through his ownership of 327,285 shares of Common Stock of the Company, and his irrevocable election to defer into Common Stock-equivalent units all bonus payments to be made to him until such deferrals total $2,000,000. He also has options to acquire an additional 435,000 shares of Common Stock. With this sizeable ownership position, a very large percentage of Mr. Williams' personal net worth is tied directly to the Company's performance.

     Annual bonuses are paid to Mr. Williams based upon the attainment of operating income performance goals pursuant to the terms of the Executive Incentive Bonus Plan. The maximum bonus payable to Mr. Williams under the Executive Incentive Bonus Plan is 2% of the Company's operating income. Mr. Williams' actual bonus for 2001 was $387,600.

     Section 162(m) of the Internal Revenue Code limits to $1 million in a taxable year the deduction publicly held companies may claim for compensation paid to executive officers, unless such compensation is performance-based and meets certain requirements. The Executive Incentive Bonus Plan satisfies the requirements for performance-based compensation under Code Section 162(m).

                                          William H. Luers, Chairman
                                          Neil A. Springer

AUDIT COMMITTEE REPORT

     For the year ended December 31, 2001, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors, Deloitte & Touche LLP. The Committee discussed with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent auditors' examination of the financial statements.

     The Committee also reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, discussed with the auditors the auditors' independence, and satisfied itself as to the auditors' independence.

     Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Commission.

     The Board of Directors has determined that the members of the Audit Committee are independent as defined in the regulations.

     The Committee is governed by a charter, which was published in the Company's 2001 Proxy Statement.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

                                          Neil A. Springer, Chairman
                                          Bradley J. Bell
                                          William H. Luers

AUDIT FEES

     The aggregate fees billed to the Company for the fiscal year ended December 31, 2001, by the Company's principal accounting firm, Deloitte & Touche LLP, are as follows:

Audit Fees                                                     $728,000
Financial Information Systems
Design and Implementation Fees                                 None
All Other Fees                                                 $694,000(1)(2)

---------------

(1) Includes fees for tax and management consulting assignments and other non-audit services.

(2) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

                         COMMON STOCK PERFORMANCE GRAPH

     The following table compares total shareholder returns over the last five years to the Standard & Poor's (the "S&P") 500 Index, the S&P Manufacturing-Diversified Industrials Index and the Russell 2000 Index assuming the value of the investment in IDEX Common Stock and each index was $100 on December 31, 1996. Total return values for IDEX Common Stock, the S&P 500 Index, S&P Manufacturing-Diversified Industrials and the Russell 2000 Index were calculated on cumulative total return values assuming reinvestment of dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

                              [Performance Graph]

--------------------------------------------------------------------------------
                        12/96     12/97     12/98     12/99     12/00     12/01
--------------------------------------------------------------------------------
 IDEX CORPORATION      $100.00   $133.35   $95.35    $120.84   $134.20   $142.34
 S&P 500 INDEX         100.00    133.35    171.45    207.52    188.61     166.20
 MANU-DIVERSIFIED
  INDUSTRIALS          100.00    119.08    138.02    169.67    201.98     198.95
 RUSSELL 2000 INDEX    100.00    122.36    119.30    144.87    140.49     144.08

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% shareholders were met during the year ended December 31, 2001.

                       PROPOSAL 2 -- APPROVAL OF AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has recommended the selection of Deloitte & Touche LLP as the Company's independent auditors for 2002. Representatives of Deloitte & Touche LLP will attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     The Company's Board of Directors Recommends a Vote FOR the Approval of Deloitte & Touche LLP as the Company's Independent Auditors for 2002.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2003 ANNUAL MEETING

     A shareholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 2003 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 3, 2002. The Company requests that all such proposals be addressed to Frank J. Notaro, Vice President-General Counsel and Secretary, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, Illinois 60062, and mailed by certified mail, return receipt requested. In addition, the Company's By-Laws require that notice of shareholder nominations for directors and related information be received by the Secretary of the Company not later than 60 days before the anniversary of the 2002 Annual Meeting which, for the 2003 Annual Meeting, will be January 25, 2003.

                                 OTHER BUSINESS

     The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                                          By Order of the Board of Directors,

                                          /s/ Frank J. Notaro
                                          FRANK J. NOTARO
                                          Vice President-General Counsel
                                          and Secretary

March 4, 2002
Northbrook, Illinois

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY SENDING A WRITTEN REQUEST THEREFOR TO WAYNE P. SAYATOVIC, SENIOR VICE PRESIDENT-FINANCE AND CHIEF FINANCIAL OFFICER, IDEX CORPORATION, 630 DUNDEE ROAD, SUITE 400, NORTHBROOK, ILLINOIS 60062.

                                IDEX CORPORATION
                                630 DUNDEE ROAD
                           NORTHBROOK, ILLINOIS 60062

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints DENNIS K. WILLIAMS, FRANK J. NOTARO and MICHAEL T. TOKARZ, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all the shares of common stock of IDEX Corporation held of record by the undersigned on February 21, 2002, at the Annual Meeting of shareholders to be held on March 26, 2002, or at any adjournment thereof.

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)
                                   P R O X Y

                                  DETACH HERE

--------------------------------------------------------------------------------

                        (Continued from the other side)

(1) Election of Directors -- Class I. Nominees: Bradley J. Bell, Gregory B.
    Kenny

    [ ] FOR, except nominee(s) written below:        [ ] WITHHOLD

--------------------------------------------------------------------------------

(2) Approval of Deloitte & Touche LLP as auditors of the Company.

    [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

(3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                                            DATED: , 2002

                                            ------------------------------------
                                            SIGNATURE

                                            ------------------------------------
                                            SIGNATURE IF HELD JOINTLY

                                            PLEASE SIGN EXACTLY AS NAME APPEARS
                                            ABOVE. WHEN SHARES ARE HELD BY JOINT
                                            TENANTS, BOTH SHOULD SIGN. WHEN
                                            SIGNED AS ATTORNEY, AS EXECUTOR,
                                            ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                            PLEASE GIVE FULL TITLE AS SUCH. IF A
                                            CORPORATION, PLEASE SIGN IN FULL
                                            CORPORATE NAME BY PRESIDENT OR OTHER
                                            AUTHORIZED OFFICER. IF A
                                            PARTNERSHIP, PLEASE SIGN IN
                                            PARTNERSHIP NAME BY AUTHORIZED
                                            PERSON.
                             YOUR VOTE IS IMPORTANT
               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                                  DETACH HERE

--------------------------------------------------------------------------------